Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

IBOS, Inc.:

Anaheim, California

We hereby consent to the use in Amendment No. 4 to the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated August 6, 2010, relating to the balance sheets of IBOS, Inc. (“IBOS” or the “Company”) as of March 31, 2010 and 2009, and the related statements of operations, stockholders’ equity and cash flows for the fiscal years then ended, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

October 5, 2010